Filed Pursuant to Rule 433

Registration Statement Nos. 333-290665 and 333-290665-01

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029
Term Sheet to Preliminary Pricing Supplement dated August 5, 2026

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying:	The iShares® Expanded Tech-Software Sector ETF
Pricing Date*:	August 14, 2026
Issue Date*:	August 19, 2026
Maturity Date*:	August 17, 2029
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:

If the Fund Closing Price of the Underlying on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:

The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 13.55% per annum (to be determined on the Pricing Date). See “Call Dates and Call Premiums” on page 2.

Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):

If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security:

●If the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value: $1,000; or

●If the Ending Value is less than the Threshold Value:

Starting Value:	The Fund Closing Price of the Underlying on the Pricing Date
Ending Value:	The Fund Closing Price of the Underlying on the Final Calculation Day
Threshold Value:	70% of the Starting Value.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:

Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09712CN74
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.

Hypothetical Payout Profile***

Hypothetical Payment at Maturity
Underlying Performance
First Call Date
Thirteenth Call Date
Final Call Date
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
FInal Call Date (Call Premium: 40.65%)
Thirteenth Call Date (Call Premium: 27.10%)
First Call Date (Call Premium: 13.55%)
30% Contingent
Downside Protection
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Underlying from Pricing Date to Applicable Call Date

*** Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.

If the Securities are not automatically called and the Ending Value is less than the Threshold Value, you will lose more than 30%, and possibly all, of the principal amount of your Securities on the Maturity Date.

Any positive return on the Securities will be limited to any applicable Call Premium, even if the Fund Closing Price of the Underlying on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond any applicable Call Premium.

The initial estimated value of the Securities as of the pricing date is expected to be between $915.00 and $965.00 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-23 of the accompanying preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426022925/form422
4b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
August 19, 2027	At least 13.550% of the principal amount	September 19, 2028	At least 28.229% of the principal amount
September 20, 2027	At least 14.679% of the principal amount	October 19, 2028	At least 29.358% of the principal amount
October 19, 2027	At least 15.808% of the principal amount	November 20, 2028	At least 30.488% of the principal amount
November 19, 2027	At least 16.938% of the principal amount	December 19, 2028	At least 31.617% of the principal amount
December 20, 2027	At least 18.067% of the principal amount	January 19, 2029	At least 32.746% of the principal amount
January 19, 2028	At least 19.196% of the principal amount	February 20, 2029	At least 33.875% of the principal amount
February 22, 2028	At least 20.325% of the principal amount	March 19, 2029	At least 35.004% of the principal amount
March 20, 2028	At least 21.454% of the principal amount	April 19, 2029	At least 36.133% of the principal amount
April 19, 2028	At least 22.583% of the principal amount	May 21, 2029	At least 37.263% of the principal amount
May 19, 2028	At least 23.713% of the principal amount	June 20, 2029	At least 38.392% of the principal amount
June 20, 2028	At least 24.842% of the principal amount	July 19, 2029	At least 39.521% of the principal amount
July 19, 2028	At least 25.971% of the principal amount	August 14, 2029 (the “Final Calculation Day”)	At least 40.650% of the principal amount
August 21, 2028	At least 27.100% of the principal amount

† to be determined on the Pricing Date.

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

●Your investment may result in a loss; there is no guaranteed return of principal.

●Any positive investment return on the Securities is limited.

●The Securities do not bear interest.

●The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the price of the Underlying other than on the Call Dates.

●The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.

●Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

●A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.

●Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.

●We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

●The public offering price you pay for the Securities will exceed their initial estimated value.

●The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.

●The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

●Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

●Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

oChanges that affect the Underlying or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

oWe cannot control actions by any of the unaffiliated companies whose securities are included in the Underlying or its fund underlying index.

oWe and our affiliates have no affiliation with the fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.

oRisks associated with the fund underlying index, or the underlying assets of the Underlying, will affect the value of the Underlying and hence the value of the Securities.

oThere are risks associated with funds.

●Adverse conditions in the information technology sector may reduce your return on the Securities.

●The stocks held by the IGV are concentrated in one sector.

●The anti-dilution adjustments will be limited.

●The performance of the IGV may not correlate with the performance of its fund underlying index as well as the net asset value per share or unit of the IGV, especially during periods of market volatility.

●The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated August 5, 2026, Product Supplement No. WF-1 dated December 8, 2025 and Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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